As Filed Pursuant to Rule 424(b)(3)
Registration No. 333-263627

PROSPECTUS SUPPLEMENT NO. 3
To Prospectus Dated May 5, 2022

This prospectus supplement (this "Supplement No. 3") is part of the prospectus of BRC Inc. (the "Company"), dated May 5, 2022 (as previously supplemented, the "Prospectus"), which forms a part of the Company's Registration Statement on Form S-1 (Registration No. 333-263627). This Supplement No. 3 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 3. Except to the extent that the information in this Supplement No. 3 modifies or supersedes the information contained in the Prospectus, this Supplement No. 3 should be read, and will be delivered, with the Prospectus. This Supplemental No. 3 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Supplement No. 3 is to amend the information set forth in the table under the heading "Selling Holders" in the Prospectus as follows:

•Deletion of the line item:

M2G2 Investments LLC(35)	825,442	—	825,442	—	—	—	—	—

•and addition of the following line item:

Menard, Inc.(35)	825,442	—	825,442	—	—	—	—	—

(35)Consists of shares of Class A Common Stock held by Menard Inc. John Menard Jr. may be deemed to be the beneficial owner of the shares reported by such entity. Mr. Menard disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Menard may have therein, directly or indirectly. The principal business address of this selling holder is c/o M2G2 Investments LLC, 5101 Menard Dr., Eau Claire, WI 54703.

Investing in our securities involves risks that are described in the section titled “Risk Factors” beginning on page 12 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 17, 2022.